Exhibit 99.1 Innodata Isogen Three University Plaza Hackensack, NJ 07601 Tel: (201) 371-2828 Fax: (201) 488-9099 www.innodata-isogen.com
NEWS RELEASE

Peter H. Woodward Elected to Innodata Isogen Board of Directors

NEW YORK - December 19, 2006 - INNODATA ISOGEN, INC. (NASDAQ: INOD),
announced today that Mr. Peter H. Woodward has been elected to its Board of Directors. Mr. Woodward is the founder and managing partner of MHW Capital Management, LLC, a hedge fund firm investing in public companies.

“We are very pleased to add Peter to our Board,” said Jack Abuhoff, chief executive officer and president of the Company. “Peter’s insight and experience will provide a valuable contribution to the Board.”

About Innodata Isogen

Innodata Isogen (NASDAQ: INOD) helps organizations create, manage and distribute information more effectively and economically, providing a comprehensive range of content-focused IT and BPO services to solve information management and publishing challenges.

We are headquartered in Hackensack, New Jersey, just outside of New York City. We have two additional solution centers in North America, seven production facilities in Asia (the Philippines, India and Sri Lanka) and a technology and tools development center in India.

Innodata Isogen (www.innodata-isogen.com) is named to both EContent magazine’s EContent 100 and KMWorld magazine’s 100 Companies That Matter In Knowledge Management. KMWorld also recognized the unique value of Innodata Isogen’s comprehensive content supply chain solutions in its Trend-Setting Products of 2006 annual honors.

This release contains certain forward-looking statements, including without limitation, statements concerning the company's operations, economic performance, and financial condition. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," “indicate,” “point to” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on the company’s current expectations, and are subject to a number of risks and uncertainties, including without limitation, continuation or worsening of present depressed market conditions, changes in external market factors, the ability and willingness of the company’s clients and prospective clients to execute business plans which give rise to requirements for digital content and professional services in knowledge processing, difficulty in integrating and deriving synergies from acquisitions, potential undiscovered liabilities of companies that Innodata Isogen acquires, changes in the company’s business or growth strategy, the emergence of new or growing competitors, various other competitive and technological factors, and other risks and uncertainties indicated from time to time in the company’s filings with the Securities and Exchange Commission. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

Questions? Please contact:

Steven L. Ford
Innodata Isogen
sford@innodata-isogen.com
(201) 371-2510